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Exhibit 3.1

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

LIBERTY ENTERTAINMENT, INC.

        LIBERTY ENTERTAINMENT, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          (1)   The name of the Corporation is Liberty Entertainment, Inc. The original Certificate of Incorporation of the Corporation was filed on January 6, 2009.

          (2)   This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation.

          (3)   This Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          (4)   The Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

 ARTICLE I

NAME

        The name of the corporation is Liberty Entertainment, Inc. (the "Corporation").

ARTICLE II

REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same may be amended from time to time, the "DGCL").

ARTICLE IV

AUTHORIZED STOCK

        The total number of shares of capital stock which the Corporation will have authority to issue is eight billion, two hundred million (8,200,000,000) shares, of which:

        (1)   eight billion, one hundred fifty million (8,150,000,000) shares will be of a class designated as Common Stock, par value $0.01 per share ("Common Stock"), such class will be divided into series as follows:

  a.
  four billion (4,000,000,000) shares of Common Stock will be of a series designated as "Series A Common Stock" (the "Series A Common Stock");

  b.
  one hundred fifty million (150,000,000) shares of Common Stock will be of a series designated as "Series B Common Stock" (the "Series B Common Stock");

  c.
  four billion (4,000,000,000) shares of Common Stock will be of a series designated as "Series C Common Stock" (the "Series C Common Stock"); and

        (2)   fifty million (50,000,000) shares will be of a class designated as Preferred Stock, par value $0.01 per share ("Preferred Stock"), which are undesignated as to series and are issuable in accordance with the provisions of Article IV, Section C (the "Series Preferred Stock") and the DGCL.

        Effective upon the filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of Common Stock, par value $0.01 per share, of the Corporation that is issued and outstanding immediately prior to the effective time of this Restated Certificate of Incorporation is hereby reclassified, changed and converted, ipso facto and without any other action on the part of the Corporation or the stockholders thereof, into (A) one (1) share of Series A Common Stock, par value $0.01 per share, of the Corporation and (B) one (1) share of Series B Common Stock, par value $0.01 per share, of the Corporation.

        The description of the Common Stock and the Preferred Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article IV.

SECTION A

CERTAIN DEFINITIONS AND INTERPRETATIONS

        Unless the context otherwise requires, the terms defined below will have, for all purposes of this Restated Certificate of Incorporation (as it may from time to time hereafter be amended or restated, this "Restated Certificate"), the meanings herein specified:

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person.

        "Board of Directors" or "Board" means the Board of Directors of the Corporation and, unless the context indicates otherwise, also means, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms "Controls", "Controlled" and "Controlling" will have corresponding meanings.

        "Convertible Securities" means (x) any securities of the Corporation (other than any series of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

        "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

        "Series A Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Series A Common Stock.

        "Series B Consent" means the prior consent of the holders of at least 75% of the outstanding shares of Series B Common Stock, voting as a separate class, which consent may be obtained at a meeting of stockholders of the Corporation or by written consent pursuant to this Restated Certificate.

        "Series B Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Series B Common Stock.

        "Series C Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for Series C Common Stock.

        "Subsidiary" when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.

        "Underlying Securities" means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

SECTION B

SERIES A COMMON STOCK, SERIES B COMMON STOCK
AND SERIES C COMMON STOCK

        Each share of Series A Common Stock, each share of Series B Common Stock and each share of Series C Common Stock will, except as otherwise provided in this Restated Certificate, be identical in all respects and will have equal rights, powers and privileges.

        1.    Voting Rights.

        Holders of Series A Common Stock will be entitled to one vote for each share of such stock held, and holders of Series B Common Stock will be entitled to ten votes for each share of such stock held, on all matters that may be submitted to a vote of stockholders of the Corporation (regardless of whether such holders are voting together with the holders of all Voting Securities (as defined below), or as a separate class with the holders of one or more series of Common Stock or Series Preferred Stock, or as a separate series of Common Stock, or otherwise). Holders of Series C Common Stock will not be entitled to any voting powers, except as (and then only to the extent) otherwise required by the laws of the State of Delaware. If a vote or consent of the holders of Series C Common Stock should at any time be required by the laws of the State of Delaware on any matter, the holders of Series C Common Stock will be entitled to one-hundredth (1/100) of a vote on such matter for each share of Series C Common Stock held.

        Except (A) as may otherwise be required by the laws of the State of Delaware, (B) as may otherwise be provided in this Restated Certificate, or (C) as may otherwise be provided in any Series Preferred Stock Designation (as defined in Article IV, Section C), the holders of outstanding shares of Series A Common Stock, the holders of outstanding shares of Series B Common Stock, and the holders of outstanding shares of each series of Series Preferred Stock that is designated as a Voting Security and is entitled to vote thereon in accordance with the terms of the applicable Series Preferred Stock Designation will vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Corporation (including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to this Restated Certificate that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but, in each case, not below the number of shares of such class or series of capital stock, as the case may be, then outstanding)), and no separate class or series vote or consent of the holders of shares of any class or series of capital stock of the Corporation will be required for the approval of any such matter.

        The term "Voting Securities" means the Series A Common Stock, the Series B Common Stock and any series of Series Preferred Stock which by the terms of its Series Preferred Stock Designation is designated as a Voting Security, provided that each such series of Series Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Series Preferred Stock Designation.

        2.    Conversion Rights.

        (a)   Each share of Series B Common Stock will be convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Series A Common Stock. Any such conversion may be effected by any holder of Series B Common Stock by surrendering such holder's certificate or certificates for the Series B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Series B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Series B Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates representing shares of Series A Common Stock to be issued and, if less than all of the shares of Series B Common Stock represented by one certificate are to be converted, the name or names in which such holder desires the certificate representing such remaining shares of Series B Common Stock to be issued. If so required by the Corporation, any certificate representing shares surrendered for conversion in accordance with this Article IV, Section B.2(a) will be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder, and will, if required by the last sentence of Article IV, Section B.2(b), be accompanied by payment, or evidence of payment, of applicable issue or transfer taxes. Promptly thereafter, the Corporation will issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the number of shares of Series A Common Stock to which such holder will be entitled as herein provided. If less than all of the shares of Series B Common Stock represented by any one certificate are to be converted, the Corporation will issue and deliver to such holder or such holder's nominee or nominees a new certificate representing the shares of Series B Common Stock not converted. Such conversion will be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer and payment or evidence of payment of taxes referred to above, and the person or persons entitled to receive the Series A Common Stock issuable on such conversion will be treated for all purposes as the record holder or holders of such Series A Common Stock on that date. A number of shares of Series A Common Stock equal to the number of shares of Series B Common Stock outstanding from time to time will be set aside and reserved for issuance upon conversion of shares of Series B Common Stock. Shares of Series A Common Stock and shares of Series C Common Stock will not be convertible into shares of any other series of Common Stock.

        (b)   The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of certificates representing shares of Common Stock on conversion of shares of Series B Common Stock pursuant to this Article IV, Section B.2. The Corporation will not, however, be required to pay any tax that may be payable in respect of any issue or delivery of certificates representing any shares of Common Stock in a name other than that in which the shares of Series B Common Stock so converted were registered and no such issue or delivery will be made unless and until the person requesting the same has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

        3.    Dividends.

        Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay to the holders of each other series of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board of Directors of the Corporation out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any series of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other series of Common Stock then outstanding, as provided in Article IV, Section B.4 below. For purposes of this Article IV, Section B.3 and Article IV, Section B.4 below, a "Share Distribution" means a dividend or distribution (including a distribution made in connection with any dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person.

        4.    Share Distributions.

        If at any time a Share Distribution is to be made with respect to any series of Common Stock, such Share Distribution may be declared and paid only as follows:

        (a)   a Share Distribution (i) consisting of shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, on an equal per share basis, or (ii) consisting of (x) shares of Series A Common Stock or Series A Convertible Securities may be declared and paid to holders of Series A Common Stock, on an equal per share basis, (y) shares of Series B Common Stock or Series B Convertible Securities may be declared and paid to holders of Series B Common Stock, on an equal per share basis, and (z) shares of Series C Common Stock or Series C Convertible Securities may be declared and paid to holders of Series C Common Stock, on an equal per share basis; or

        (b)   subject to Article IV, Section B.4(c) below, a Share Distribution consisting of any class or series of securities of the Corporation or any other Person other than Series A Common Stock, Series B Common Stock or Series C Common Stock (or Series A Convertible Securities, Series B Convertible Securities or Series C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Series A Common Stock, Series B Common Stock and Series C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such series of Common Stock or (iii) a separate class or series of securities to the holders of one or more series of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Common

Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), with holders of shares of Series B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other series of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution, as applicable) among the Series A Common Stock, the Series B Common Stock and the Series C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Series B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each series of Common Stock (other than the Series B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each series of Common Stock (other than the Series B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of such series of Common Stock, as compared to the other series of Common Stock (other than the Series B Common Stock).

        (c)   So long as any shares of Series B Common Stock are issued and outstanding, unless a Series B Consent has been received approving the terms of such Share Distribution, (i) no Share Distribution may be declared or paid if the securities to be received by the holders of the Series C Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) are entitled to vote with respect to matters upon which security holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Series C Common Stock are entitled to vote upon matters as provided in this Restated Certificate); and (ii) no Share Distribution of securities entitled to vote generally upon matters that may be submitted to a vote of security holders of the issuer thereof, whether consisting of any class or series of securities of the Corporation or any other Person (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase such securities), may be declared or paid unless the securities to be received by the holders of Series B Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) at all times have voting power with respect to matters upon which security holders of the issuer thereof are generally entitled to vote per share or other unit ("Per Share Voting Power") of not less than ten times the Per Share Voting Power of the securities (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) to be received in such Share Distribution by the holders of each other series of Common Stock receiving securities entitled to such voting power, if any.

        5.    Reclassification.

        The Corporation will not reclassify, subdivide or combine one series of Common Stock without reclassifying, subdividing or combining each other series of Common Stock, on an equal per share basis. Any such reclassification, subdivision or combination must also satisfy the requirements set forth in Article VII of this Restated Certificate.

        6.    Liquidation and Dissolution.

        In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any series of Series Preferred Stock are entitled, the holders of shares of Series A Common Stock, the holders of shares of Series B Common Stock and the holders of shares of Series C Common Stock will share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other Person or Persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation will itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article IV, Section B.6.

SECTION C

SERIES PREFERRED STOCK

        1.     The Preferred Stock may be divided and issued in one or more series from time to time, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, as will be stated and expressed herein or in a resolution or resolutions providing for the issue of each such series adopted by the Board of Directors as hereinafter provided (a "Series Preferred Stock Designation").

        2.     The Board of Directors, in the Series Preferred Stock Designation with respect to a series of Series Preferred Stock (a copy of which will be filed as required by law), will, without limitation of the foregoing and subject to the limitations of the DGCL, be authorized to designate one or more series of Series Preferred Stock and with respect to each such series of Series Preferred Stock to fix by resolution or resolutions providing for the issue of each series of Series Preferred Stock the powers (including voting powers, full or limited, if any) of the shares of such Series Preferred Stock and the designations, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, or restrictions thereof. The authority of the Board of Directors with respect to each series of Series Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

          (a)   the distinctive serial designations and the number of authorized shares of such series, which may be increased or decreased from time to time, but not below the number of shares thereof then outstanding, by a certificate made, signed and filed as required by law (except where otherwise provided in a Series Preferred Stock Designation);

          (b)   the dividend rate or amounts, if any, for such series, the date or dates from which dividends on all shares of such series will be cumulative, if dividends on shares of such series will be cumulative, and the relative preferences or rights of priority, if any, or participation, if any, with respect to payment of dividends on shares of such series;

          (c)   the rights of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if any, and the relative preferences or rights of priority, if any, of payment of shares of such series;

          (d)   the right, if any, of the holders of such series to convert or exchange such shares into or for other classes or series of a class of stock or indebtedness of the Corporation or of another Person, and the terms and conditions of such conversion or exchange, including provision for the adjustment of the conversion or exchange rate in such events as the Board of Directors may determine;

          (e)   the voting powers, if any, of the holders of such series, including whether such series will be a Voting Security and, if so designated, the terms and conditions on which such series may vote together with the holders of any other class or series of capital stock of the Corporation;

          (f)    the terms and conditions, if any, for the Corporation to purchase or redeem shares of such series; and

          (g)   any other relative rights, powers, preferences and limitations, if any, of such series.

        3.     The Board of Directors is hereby expressly authorized to exercise its authority with respect to fixing and designating various series of the Series Preferred Stock and determining the relative rights, powers and preferences, if any, thereof to the full extent permitted by applicable law, subject to any stockholder vote that may be required by this Restated Certificate. All shares of any one series of the Series Preferred Stock will be alike in every particular. Except to the extent otherwise expressly provided in the Series Preferred Stock Designation for a series of Series Preferred Stock, the holders of shares of such series will have no voting rights except as may be required by the laws of the State of Delaware.

        4.     Except as may be provided by the Board of Directors in a Series Preferred Stock Designation or by law, shares of any series of Series Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or acquired by the Corporation, or which, if convertible or exchangeable, have been delivered for conversion or exchange will have the status of authorized and unissued shares of Series Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reissued as part of a new series of Series Preferred Stock to be created by a Series Preferred Stock Designation or as part of any other series of Series Preferred Stock.

ARTICLE V

DIRECTORS

SECTION A

NUMBER OF DIRECTORS

        The governing body of the Corporation will be a Board of Directors. Subject to any rights of the holders of any series of Series Preferred Stock to elect additional directors, the number of directors will not be less than three (3) and the exact number of directors will be fixed by the Board of Directors by resolution. Election of directors need not be by written ballot.

SECTION B

CLASSIFICATION OF THE BOARD

        Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any series of Series Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Series Preferred Stock, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as possible, of a number of directors equal to one-third (1/3) of the number of members of the Board of Directors authorized as provided in this Article IV, Section A (other than directors elected by the holders of any Series of Series Preferred Stock). The term of office of the initial Class I directors will expire at the annual meeting of stockholders in 2011; the term of office of the initial Class II directors will expire at the annual meeting of stockholders in 2012; and the term of office of the initial Class III directors will expire at the annual meeting of stockholders in 2010. At each annual meeting of stockholders of the Corporation the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director's earlier death, resignation or removal.

SECTION C

REMOVAL OF DIRECTORS

        Subject to the rights of the holders of any series of Series Preferred Stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the total voting power of the then outstanding Voting Securities entitled to vote thereon, voting together as a single class.

SECTION D

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

        Subject to the rights of holders of any series of Series Preferred Stock, vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Board of Directors, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is apportioned, and until such director's successor will have been elected and qualified or until such director's earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director, except as may be provided in the applicable Series Preferred Stock Designation with respect to any additional director elected by the holders of the applicable series of Series Preferred Stock.

SECTION E

LIMITATION ON LIABILITY AND INDEMNIFICATION

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, repeal or modification of this Article V, Section E.1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification.

        2.    Indemnification.

          (a)    Right to Indemnification.    The Corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, representative or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters that antedate the adoption of this Article V, Section E. The Corporation will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation (except as otherwise provided in Section E.2(c) of this Article V).

          (b)    Advancement of Expenses.    The Corporation will pay the expenses (including attorneys' fees) incurred by any person entitled to indemnification under this Article IV, Section E in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by any such indemnified person in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by such indemnified person to repay all amounts advanced if it should be ultimately determined that such indemnified person is not entitled to be indemnified under this Article IV, Section E or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this Section is not paid in full within 30 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, to the extent permitted by law, will be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this Section will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate, the Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Insurance.    The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification provisions of this Article V, Section E; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article V, Section E.

          (f)    Other Indemnification.    The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.

        Any amendment, modification or repeal of the foregoing provisions of this Article V, Section E will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal or any proceeding relating to any such act or omission, whether such proceeding is commenced before or after the time of such amendment, modification or repeal.

SECTION F

AMENDMENT OF BYLAWS

        In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, by action taken by the affirmative vote of not less than 75% of the members of the Board of Directors then in office, is hereby expressly authorized and empowered to adopt, amend or repeal any provision of the Bylaws of this Corporation ("Bylaws").

 ARTICLE VI

MEETINGS OF STOCKHOLDERS

SECTION A

ANNUAL AND SPECIAL MEETINGS

        Subject to the rights of the holders of any series of Series Preferred Stock and except as provided in Article VI, Section B, stockholder action may be taken only at an annual or special meeting. Except (i) as otherwise provided in a Series Preferred Stock Designation with respect to any series of Series Preferred Stock, (ii) as otherwise prescribed by law or (iii) as otherwise may be required by another provision of this Restated Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, will be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than 80% of the total voting power of the then outstanding Voting Securities entitled to vote thereon or (ii) at least 75% of the members of the Board of Directors then in office.

SECTION B

ACTION WITHOUT A MEETING

        No action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied; provided, however, that notwithstanding the foregoing, (i) the holders of the Series B Common Stock may take action by written consent for purposes of providing a Series B Consent in accordance with Article IV, Section B.4(c) or Article VII of this Restated Certificate, and (ii) holders of any series of Series Preferred Stock may take action by written consent to the extent provided in a Series Preferred Stock Designation with respect to such series.

ARTICLE VII

ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE

        Subject to the rights of the holders of any series of Series Preferred Stock, the affirmative vote of the holders of at least 80% of the total voting power of the then outstanding Voting Securities, voting together as a single class at a meeting specifically called for such purpose, will be required in order for the Corporation to take any action to authorize:

          (a)   the amendment, alteration or repeal of any provision of this Restated Certificate or the addition or insertion of other provisions herein; provided, however, that this clause (a) will not apply to any such amendment, alteration, repeal, addition or insertion (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (ii) that at least 75% of the members of the Board of Directors then in office have approved; provided, further that, notwithstanding the foregoing, so long as any shares of Series B Common Stock are issued and outstanding, unless the Corporation will have obtained a Series B Consent with respect to such amendment, alteration, repeal, addition or insertion, (x) the Corporation will not amend, alter or repeal the provisions of this clause (a) or any provision of Article IV, Section B of this Restated Certificate and (y) the Corporation will not amend, alter or repeal any provision of this Restated Certificate or add to or insert any provision in this Restated Certificate if (1) such amendment, alteration, repeal, addition or insertion would result, directly or indirectly, in the reclassification or recapitalization of the then outstanding shares of Common Stock into securities of the Corporation or any other Person (or securities convertible into or exchangeable for, or which evidence the right to purchase, securities of the Corporation or any other Person) and (2) (A) the securities to be held or received by the holders of Series B Common

  Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would have no voting power, or would have Per Share Voting Power of less than ten times the Per Share Voting Power of the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received as a result of such reclassification or recapitalization by the holders of shares of Series A Common Stock, (or, if there are two or more other series of Common Stock then outstanding, that series of Common Stock holding or receiving, as a result of such reclassification or recapitalization, securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) having the next highest Per Share Voting Power relative to the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received by the holders of Series B Common Stock), or (B) the securities to be held or received by the holders of Series C Common Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would be entitled to vote with respect to matters upon which securities holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Series C Common Stock are entitled to vote upon matters as provided in this Restated Certificate);

          (b)   the adoption, amendment or repeal of any provision of the Bylaws of the Corporation; provided, however, that this clause (b) will not apply to, and no vote of the stockholders of the Corporation will be required to authorize, the adoption, amendment or repeal of any provision of the Bylaws of the Corporation by the Board of Directors in accordance with the power conferred upon it pursuant to Article V, Section F of this Restated Certificate;

          (c)   the merger or consolidation of this Corporation with or into any other Person or any other business combination involving the Corporation; provided, however, that this clause (c) will not apply to any such merger, consolidation or business combination (i) as to which the laws of the State of Delaware, as then in effect, do not require the consent of this Corporation's stockholders, or (ii) that at least 75% of the members of the Board of Directors then in office have approved;

          (d)   the sale, lease or exchange of all, or substantially all, of the assets of the Corporation; provided, however, that this clause (d) will not apply to any such sale, lease or exchange that at least 75% of the members of the Board of Directors then in office have approved; or

          (e)   the dissolution of the Corporation; provided, however, that this clause (e) will not apply to such dissolution if at least 75% of the members of the Board of Directors then in office have approved such dissolution.

Subject to the foregoing provisions of this Article VII, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.

ARTICLE VIII

SECTION 203 OF THE DGCL

        The Corporation expressly elects not to be governed by Section 203 of the DGCL.

 ARTICLE IX

CERTAIN BUSINESS OPPORTUNITIES

        1.    Certain Acknowledgements; Definitions.    In recognition and anticipation that (a) directors and officers of the Corporation may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and Affiliates of the Corporation ("Other Entity"), (b) the Corporation, directly or indirectly, may engage and is expected to continue to engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage, (c) the Corporation may have an interest in the same areas of business opportunity as any Other Entity, (d) the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including (without limitation) receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Subsidiaries or Affiliates may benefit from such transactions, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any directors or officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated in respect of (x) any transactions between the Corporation and its Subsidiaries or Affiliates, on the one hand, and such Other Entity and its Subsidiaries or Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to officers or directors of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Subsidiaries or Affiliates, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of Persons who may also serve from time to time as directors, officers or employees of such Other Entity, the provisions of this Article IX will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity's respective directors, officers or employees, and the powers, rights, duties and liabilities of the Corporation and its officers and directors in connection therewith and in connection with any potential business opportunities of the Corporation. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article IX. References in this Article IX to "directors," "officers" or "employees" of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

        2.    Duties of Directors and Officers Regarding Potential Business Opportunities; No Liability for Certain Acts or Omissions.    If a director or officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries or Affiliates, in which the Corporation could, but for the provisions of this Article IX, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a "Potential Business Opportunity"), (i) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto), (ii) such director or officer will not be liable to the Corporation or any of its Subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Corporation or any of its Subsidiaries, or for

referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Corporation or any of its Subsidiaries regarding such Potential Business Opportunity or any matter relating thereto, (iii) any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity, (iv) the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and (v) the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless both the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a director or officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (B) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

        3.    Amendment of Article IX.    No alteration, amendment or repeal, or adoption of any provision inconsistent with, any provision of this Article IX will have any effect upon (a) any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the "Amendment Time"), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation or any Subsidiary or Affiliate thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Corporation or any Subsidiary of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE X

STOCK NOT ASSESSABLE

        The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation.

        IN WITNESS WHEREOF, the undersigned has signed this Restated Certificate of Incorporation this                        day of                                    , 2009.

LIBERTY ENTERTAINMENT, INC.
By:	Charles Y. Tanabe Executive Vice President

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  Exhibit 3.1
FORM OF RESTATED CERTIFICATE OF INCORPORATION OF LIBERTY ENTERTAINMENT, INC.
ARTICLE I NAME
ARTICLE II REGISTERED OFFICE
ARTICLE III PURPOSE
ARTICLE IV AUTHORIZED STOCK
SECTION A CERTAIN DEFINITIONS AND INTERPRETATIONS
SECTION B SERIES A COMMON STOCK, SERIES B COMMON STOCK AND SERIES C COMMON STOCK
SECTION C SERIES PREFERRED STOCK
ARTICLE V DIRECTORS
SECTION A NUMBER OF DIRECTORS
SECTION B CLASSIFICATION OF THE BOARD
SECTION C REMOVAL OF DIRECTORS
SECTION D NEWLY CREATED DIRECTORSHIPS AND VACANCIES
SECTION E LIMITATION ON LIABILITY AND INDEMNIFICATION
SECTION F AMENDMENT OF BYLAWS
ARTICLE VI MEETINGS OF STOCKHOLDERS
SECTION A ANNUAL AND SPECIAL MEETINGS
SECTION B ACTION WITHOUT A MEETING
ARTICLE VII ACTIONS REQUIRING SUPERMAJORITY STOCKHOLDER VOTE
ARTICLE VIII SECTION 203 OF THE DGCL
ARTICLE IX CERTAIN BUSINESS OPPORTUNITIES
ARTICLE X STOCK NOT ASSESSABLE